Exhibit 10.1

November 20, 2015

Hawkins, Inc.

Senior Secured Credit Facility

Commitment Letter

Hawkins, Inc.

2381 Rosegate

Roseville, MN 55113

Attention: Ms. Kathleen Pepski

Chief Financial Officer

Ladies and Gentlemen:

Hawkins, Inc. (“Borrower” or “you”) has requested that U.S. Bank National Association (“U.S. Bank”) agree to structure and arrange a proposed senior secured credit facility in an initial aggregate amount of up to $165,000,000 (the “Facility”), that U.S. Bank and JP Morgan Chase Bank, N.A. (“JP Morgan” and together with U.S. Bank, each a “Lender” and collectively, the “Lenders” or “us” or “we”) each commit to provide a portion of the Facility, and that U.S. Bank serve as administrative agent for the Facility. You have advised us that you intend to use a portion of the proceeds under the Facility on the Closing Date (as defined below) to acquire all of the outstanding equity interests of a company previously identified to us as “Zeal” (the “Target”) from its current equityholders (the “Sellers”) pursuant to the Purchase Agreement (as defined in the Term Sheet (as defined below)).

U.S. Bank is pleased to advise you of its commitment to provide up to $107,250,000 of the Facility, and JP Morgan is pleased to advise you of its commitment to provide up to $57,750,000 of the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”, and together with this commitment letter, the “Commitment Letter”). The commitments of the Lenders are several and not joint.

It is agreed that U.S. Bank will act as the sole and exclusive Administrative Agent, Lead Arranger (in such capacity, the “Arranger”), and Bookrunner for the Facility. You agree that no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

You agree promptly to prepare and provide to U.S. Bank and JP Morgan all information with respect to the Borrower, its subsidiaries and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Lenders may reasonably request in connection with the commitments and the arrangement of the Facility. You hereby represent and covenant that (a) all written information (other than the Projections and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to U.S. Bank or JP Morgan by you or any of your representatives (which Information shall be to your knowledge to the extent it relates to the Target and its subsidiaries) is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to U.S. Bank or JP Morgan by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time made available (it being recognized by us that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projects may differ from the projected results, and that such differences may be material). You agree (i) to furnish us with such Information and Projections as U.S. Bank or JP Morgan may reasonably request and (ii) that in arranging the Facility, U.S. Bank may use and rely on the Information and the Projections without independent verification thereof.

As the Arranger, U.S. Bank will manage all aspects of the arrangement of the Facility, including decisions as to the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders; provided, however, that JP Morgan’s share of the credit facilities shall not be less than 35% and pro-rata amongst all of the credit facilities and JPMorgan’s share of the share of the fees owed to all Lenders shall not be less than 35% and pro-rata amongst such fees. In acting as the Arranger, U.S. Bank will not have any responsibility other than to arrange the Facility as set forth herein and shall in no event be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Arranger, U.S. Bank is not advising the Borrower or any of its affiliates as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against U.S. Bank and/or JP Morgan and their respective affiliates with respect to any breach or alleged breach of agency or fiduciary duty and agree that neither U.S. Bank nor JP Morgan will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the transactions described herein (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’-length commercial transactions and that each of U.S. Bank and JP Morgan is acting as principal and in its own best interests. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby (including the Term Sheet), and neither U.S. Bank nor JP Morgan shall have any responsibility or liability to the Borrower or any of its affiliates with respect thereto. Any review by U.S. Bank or JP Morgan of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of U.S. Bank or JP Morgan, as applicable, and shall not be on behalf of the Borrower or any of its affiliates. You agree that the Lenders will act under this Commitment Letter and the Fee Letter as independent contractors and that nothing in this Commitment Letter, the Fee Letter, the nature of the Lenders’ services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and the Borrower, its equity holders or its affiliates, on the other hand.

As consideration for U.S. Bank’s respective commitments hereunder and U.S. Bank’s agreements to perform the services described herein, Borrower agrees to pay to U.S. Bank the nonrefundable fees set forth in the Fee Letter dated as of even date herewith and delivered herewith (the “Fee Letter”).

U.S. Bank’s and JP Morgan’s respective commitments hereunder and U.S. Bank’s respective agreements to perform the services described herein are subject only to the following conditions (i) since the date hereof, no Material Adverse Effect (as defined in the Purchase Agreement) shall have occurred, and no event shall have occurred that, individually or in the aggregate, with or without notice or the lapse of time, would reasonably be expected to result in a Material Adverse Effect and (ii) the other conditions expressly set forth in the Term Sheet under the heading “Conditions Precedent to Initial Loans under the Facilities.” Notwithstanding anything in this Commitment Letter, the Loan Documents (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the transaction to the contrary,

(i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Term Loan Facility (as defined in the Term Sheet) and the making of the initial loans on the Closing Date (as defined in the Term Sheet) shall be (A) such of the representations and warranties with respect to the Target made by the Sellers in the Purchase Agreement as are material to the interests of the U.S. Bank, JP Morgan and the Arranger, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Closing Date Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment, consent or other modification thereto) (collectively, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors (as defined in the Term Sheet) under the Loan Documents and (ii) the terms of the Loan Documents and closing deliverables shall be in a form such that they do not impair availability of the Term Loan Facility and the making of the initial loans on the Closing Date if the conditions expressly set forth in this paragraph are satisfied or waived by the Lenders (it being understood that, to the extent any lien or security interest on or in any Collateral (as defined in the Term Sheet) (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower and its subsidiaries) or is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility and the making of the initial loans on the Closing Date, but shall be required to be perfected within 90 days after the Closing Date (subject to extensions by the Administrative Agent (as defined in the Term Sheet), in its sole discretion); provided, however, that, notwithstanding the foregoing, the Borrower and Guarantor shall be obligated to provide to the Administrative Agent all documents and other information requested by Administrative Agent to assist the Administrative Agent in perfection of liens on the Collateral). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Loan Documents relating to corporate or other organizational existence of the Borrower and Guarantors, organizational power and authority (as to execution, delivery and performance of the applicable Loan Documents) of the Borrower and Guarantors, the due authorization, execution, delivery and enforceability of the applicable Loan Documents, solvency of the Borrower and its subsidiaries, no conflicts resulting from the entering into and performance of the Loan Documents with charter documents of the Borrower and Guarantors or material laws, compliance and no conflicts with the Investment Company Act, Federal Reserve margin regulations, the Patriot Act, FCPA, OFAC, and other applicable domestic and foreign anti-money laundering and anti-terrorism laws, and, subject to permitted liens and the limitations set forth in the prior sentence, the creation, validity, perfection and priority of security interests in the Collateral (subject, in each case, to certain customary exceptions to be set forth in the Loan Documents and consistent with the Documentation Principles (as defined below)). This paragraph shall be referred to herein as the “Certain Funds Provision.”

Borrower agrees (a) to indemnify and hold harmless U.S. Bank, JP Morgan and each of their respective affiliates and their respective officers, directors, employees, advisors, affiliates, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof or any related transaction, claim, litigation, investigation or proceeding relating to any of the foregoing, or any enforcement of the Loan Documents, regardless of whether any indemnified person is a party thereto and whether commenced by you or by any third party, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from (1) the willful misconduct or gross negligence of such indemnified person or (2) a material breach in bad faith by such indemnified persons of their express obligations hereunder pursuant to a claim initiated by the Borrower, and (b) to reimburse U.S. Bank and JP Morgan and their respective affiliates on demand for all reasonable and documented out-of-pocket expenses (including reasonable and documented due diligence expenses, arrangement expenses, electronic distribution expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of one firm of primary outside legal counsel; provided, however, that each indemnified person shall be entitled to reasonable fees, charges and disbursements of its own primary outside legal counsel in the event of enforcement proceedings) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. You also agree that no indemnified person shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, or related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (1) such indemnified party’s own gross negligence or willful misconduct or (2) a material breach in bad faith by such indemnified persons of their express obligations hereunder. Neither the Borrower nor any indemnified person shall be liable for (i) any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems (except to the extent that such damages are found by final, non-appealable judgment by a court of competent jurisdiction to have resulted from such indemnified party’s own gross negligence or willful misconduct) or (ii) any special, indirect, consequential, exemplary or punitive damages in connection with the Facility or its activities related thereto.

This Commitment Letter shall not be assignable by you without the prior written consent of U.S. Bank and JP Morgan (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified person and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, U.S. Bank and J.P. Morgan. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the Lenders with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Each party hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York, Borough of Manhattan. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim by or on behalf of any party arising out of or relating to this Commitment Letter or the Fee Letter, the transactions contemplated hereby or thereby, or the performance of services hereunder or thereunder (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York, Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your directors, officers, agents, attorneys, accountants and advisors who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required, as determined by Borrower in its good faith business judgment, by law, rule or regulation, including without limitation, securities laws and the rules and regulations of any securities exchange (in which case you agree to inform us promptly thereof) and (c) to the Sellers and their directors, officers, agents, attorneys, accountants and advisors who are directly involved in the Acquisition on a confidential and need to know basis (but not the Fee Letter and the contents thereof unless redacted in a form acceptable to U.S. Bank in its reasonable discretion).

U.S. Bank, JP Morgan and the Arranger each agrees to hold any confidential information which it may receive from the Borrower in connection with this Commitment Letter and Loan Documents in confidence, except for disclosure (i) to its affiliates and to the Administrative Agent and any other Lender and their respective affiliates, and, in each case, their respective employees, directors, and officers, (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender, provided such parties have been notified of the confidential nature of such information, (iii) to prospective assignees or participants of the Facility, (iv) to regulatory officials, (v) to any person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, provided such parties have been notified of the confidential nature of such information, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Facility, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter or any Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this paragraph or (2) becomes available to the U.S. Bank, JP Morgan or the Arranger on a non-confidential basis from a source other than the Borrower. The provisions of this paragraph shall automatically terminate upon the earlier of (a) one year following the date of this Commitment Letter and (b) the date of the closing of the Facility.

You acknowledge that U.S. Bank, JP Morgan and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither U.S. Bank nor JP Morgan will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you (x) in connection with the performance by U.S. Bank or JP Morgan, as applicable, of services for other companies or (y) in violation of United States federal securities laws, and neither U.S. Bank nor JP Morgan will furnish any such information to other companies. You also acknowledge that neither U.S. Bank nor JP Morgan has any obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies. You further acknowledge that either of U.S. Bank or JP Morgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

U.S. Bank and JP Morgan may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, subject to the confidentiality restrictions set forth above, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such obligations of U.S. Bank or JP Morgan, as applicable, thereunder, and such affiliates will be entitled to the benefits afforded to us hereunder. Assuming the Facility closes, you also acknowledge and agree to the disclosure by us of information related to the Facility to “Gold Sheets” and other similar trade publications, and to our publication of tombstones and similar advertising materials relating to the Facility. The information disclosed shall consist of deal terms and other information customarily found in such publications, tombstones, and advertising materials.

The reimbursement, indemnification, confidentiality, governing law, consent to jurisdiction and venue and waiver of right to jury trial provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter or the Fee Letter, as applicable, shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or U.S. Bank’s or JP Morgan’s commitment hereunder; provided that, upon the effectiveness of the definitive documentation for the Facility, the reimbursement and indemnification provisions contained herein shall be superseded and replaced by the reimbursement and indemnification provisions contained in such definitive documentation.

Each of U.S. Bank and JP Morgan hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107.56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies you, which information may include your name and address and other information that will allow U.S. Bank or JP Morgan, as applicable, to identify you in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for U.S. Bank and JP Morgan.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof not later than 5:00 p.m., Central time, on November 30, 2015. U.S. Bank’s and JP Morgan’s respective commitments and agreements herein will expire at such time in the event each of U.S. Bank and JP Morgan has not received such executed counterparts in accordance with the second immediately preceding sentence. This Commitment Letter and the Term Sheet supersede any and all prior versions hereof and thereof.

[Signature Page Follows]

U.S. Bank and JP Morgan are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Bryan Carow
Name: Bryan Carow
Title: Vice President

JP MORGAN CHASE BANK, N.A.

By:	/s/ Nicolas L. Schweim
Name: Nicolas L. Schweim
Title: Authorized Officer

Accepted and agreed to as of

November 23, 2015 by:

HAWKINS, INC.

By:	/s/ Patrick H. Hawkins
Name: Patrick H. Hawkins
Title: Chief Executive Officer and President

Exhibit A

Term Sheet

(See Attached)

HAWKINS, INC.

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF TERMS AND CONDITIONS

November 20, 2015

This Summary of Terms and Conditions is intended as an outline only and does not purport to summarize all the terms, conditions, covenants, representations, warranties or other provisions which would be contained in definitive legal documentation of the financing transaction contemplated herein. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Commitment Letter to which this Summary of Terms and Conditions is attached (the “Commitment Letter”).

Borrower:	Hawkins, Inc. (the “Borrower” or the “Company”).

Guarantors:	All of the Company’s other material domestic subsidiaries (as materiality shall be determined by the Borrower and the Administrative Agent) (the “Guarantors”). The Guarantors shall unconditionally guaranty all of the Borrower’s obligations under and in connection with the Facilities, including certain cash management obligations and hedging obligations.

Sole Lead Arranger and Sole Book Runner:	U.S. Bank National Association (“U.S. Bank” and, in such capacity, the “Arranger”)

Administrative Agent	U.S. Bank (in such capacity, the “Administrative Agent”)

Lenders:	U.S. Bank and JP Morgan Chase Bank, N.A. (“JP Morgan” and, together with U.S. Bank in such capacity, the “Lenders”)

Swingline Lender:	U.S. Bank (in such capacity, the “Swingline Lender”)

Facilities:

An aggregate up to $165,000,000, consisting of an up to $65,000,000 senior secured revolving loan credit facility (the “Revolving Loan Facility”) and an up to $100,000,000 senior secured term loan credit facility (the “Term Loan Facility” and, together with the Revolving Loan Facility, the “Facilities”), as further described below. Subject to the terms and conditions of the below-defined Loan Documents, the Term Loan Facility shall be fully funded as of the Closing Date. The Facilities shall be made available to the Borrower in the United States of America in U.S. Dollars.

The Revolving Loan Facility will include a letter of credit subfacility in the amount of $5,000,000, and a swingline subfacility in the amount of $8,000,000. The terms and conditions of the letter of credit subfacility and the swingline subfacility shall be set forth in the Loan Documents and shall be in form and substance acceptable to the Borrower, the Administrative Agent, the letter of credit issuing bank and the Swingline Lender. Each Lender shall acquire, under certain circumstances, irrevocable and unconditional participations in each letter of credit and swingline loan.

HAWKINS, INC.	CONFIDENTIAL INFORMATION
SUMMARY OF TERMS AND CONDITIONS
NOVEMBER 20, 2015

Purpose:	The proceeds of the Facilities shall be used: (i) to finance the acquisition of the stock of the Target (the “Closing Date Acquisition”) and (ii) for working capital, capital expenditure, dividends, permitted acquisitions and other lawful corporate purposes.

Closing Date:	The date on which the conditions precedent to the effectiveness of the Loan Documents have been satisfied, which date must occur, if at all, no later than February 1, 2016 (the “Closing Date”).

Maturity:	The Facilities shall terminate and all amounts outstanding thereunder shall be due and payable in full five years after the Closing Date (the “Maturity Date”).

Term Loan Facility Amortization:	Loans under the Term Loan Facility shall be repaid in quarterly installments per the annual amortization schedule shown in the table below:

Annual Amortization
Year 1	$5,000,000 (5.0%)
Year 2	$7,500,000 (7.5%)
Year 3	$10,000,000 (10.0%)
Year 4	$10,000,000 (10.0%)
Year 5	$10,000,000 (10.0%)
Maturity	all remaining amounts

Mandatory Prepayments:	The Revolving Loan Facility will be required to be prepaid to the extent the aggregate revolving credit exposure under the Revolving Loan Facility exceeds the aggregate commitments thereunder.

Interest Rates, Commitment Fees, & Letter of Credit Fees:	Advances under the Facilities shall carry an interest rate based on the Leverage Ratio, as measured at the end of each fiscal quarter, equal to the greater of (a) zero percent (0.0%) and (b) LIBOR or the Base Rate plus the following applicable margins:

Leverage Ratio	LIBOR Margin	Base Rate Margin	Commitment Fee
> or = 2.00x	1.50%	0.50%	0.30%
< 2.00x & > or = 1.00x	1.25%	0.25%	0.25%
< 1.00x	1.125%	0.125%	0.25%

LIBOR for any interest period will be the applicable Interest Settlement Rate for deposits in U.S. Dollars appearing on the applicable Reuters Screen for U.S. Dollars as of 11:00 a.m. (London time) on the quotation date for such interest period and having a maturity equal to such interest period, or a substitute deemed appropriate by the Administrative Agent if the applicable screen rate is not available to the Administrative Agent for any reason.

Interest on LIBOR-based loans shall be payable at the end of each interest period or every three months, whichever comes sooner. Interest periods shall be for one, two, three or six month durations. LIBOR pricing will be adjusted for any statutory reserves.

HAWKINS, INC.	CONFIDENTIAL INFORMATION
SUMMARY OF TERMS AND CONDITIONS
NOVEMBER 20, 2015

The Base Rate will be the highest of (i) U.S. Bank’s prime rate, (ii) the Federal Funds Rate + 0.50%, and (iii) one-month LIBOR for U.S. Dollars plus 1%. Interest on Base Rate loans shall be payable quarterly in arrears on the first day of each quarter.

Calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year (or a 365/366 day year in the case of Base Rate loans determined using U.S. Bank’s prime rate).

Interest on swingline loans will accrue at a rate equal to, at the Borrower’s option, LIBOR (resetting daily) or the Base Rate plus, in each case, the applicable margin applicable to the Revolving Loan Facility.

The Borrower shall pay to the Administrative Agent for the benefit of the Lenders a letter of credit fee at a per annum rate equal to the applicable margin for LIBOR-based loans on the original face amount of each letter of credit issued under the Revolving Loan Facility. Letter of credit fees in respect of such a letter of credit shall be payable for the period beginning on the issuance date for such letter of credit and ending on the expiration date or termination date therefor. Such letter of credit fee will be paid quarterly in arrears. The Borrower also shall pay a fronting fee equal to 0.125% on the original face amount of each letter of credit issued under the Revolving Loan Facility to the letter of credit issuing bank, as well as other customary letter of credit related fees.

The default rate of interest shall be 2% above the then-applicable interest rate.

Commitment Fee:	Each Lender shall receive a commitment fee on the unused portion of its commitment under the Revolving Loan Facility. Such commitment fee shall accrue at the rate then applicable as set forth in the above-referenced pricing grid, and shall be paid quarterly in arrears. Usage of the Swingline subfacility shall not be treated as usage (but usage of the letter of credit subfacility shall be considered usage) for purposes hereof.

Upfront Fees:	0.30% of the aggregate commitments under the Facilities, due and payable on the Closing Date, to be paid to the Administrative Agent for the benefit of the Lenders.

Other Fees:	Payable to the Administrative Agent upon the Closing Date, pursuant to the Fee Letter.

HAWKINS, INC.	CONFIDENTIAL INFORMATION
SUMMARY OF TERMS AND CONDITIONS
NOVEMBER 20, 2015

Collateral:	The Facilities shall be secured by perfected first priority security interests in and liens on substantially all of the personal property assets of the Borrower and the Guarantors, including a pledge of 100% of the capital stock of the Borrower’s subsidiaries (collectively, the “Collateral”), subject to customary exceptions including that with respect to foreign subsidiaries, the Borrower and the Guarantors shall only be required to pledge 65% of the equity interests of their respective first-tier foreign subsidiaries if material adverse tax consequences would result from a pledge of greater than 65% of such equities or of equities of foreign subsidiaries other than first-tier foreign subsidiaries. The Collateral shall ratably secure the Borrower’s and each Guarantor’s obligations in respect of the Facilities, as well as their respective cash management arrangements and hedging agreements with Lenders under the Facilities. The Borrower and the Guarantors will also provide a negative pledge on all real property, subject to certain limitations to be agreed upon by the Borrower and the Lenders. This provision shall be subject to the Certain Funds Provision in the Commitment Letter.

Permitted Acquisitions:	The Borrower and its subsidiaries shall be permitted to make the Closing Date Acquisition and to make other acquisitions without the prior written consent of the Lenders, provided that: (a) the acquisition would not otherwise result in an event of default and unmatured event of default, (b) the acquisition shall be completed on a non-hostile basis, (c) the target company is in a substantially similar line of business as the Borrower or any of its subsidiaries or any business reasonably related thereto, (d) all material approvals have been obtained, (e) the Borrower shall furnish to the Administrative Agent a certificate demonstrating pro forma liquidity of $20,000,000 and pro forma compliance with the financial covenants. Total consideration paid in connection with Permitted Acquisitions (not including the Closing Date Acquisition) shall not exceed $20,000,000 in any fiscal year.

Permitted Distributions:	The Borrower shall be permitted to make distributions, pay dividends or repurchase stock without the prior written consent of the Lenders, provided that no event of default or unmatured event of default exists and that the distribution, dividend or stock repurchase would not otherwise result in an event of default or unmatured event of default.

Optional Principal Payments/Reductions in Aggregate Commitment:	Voluntary prepayments and commitment reductions may be made at any time without premium or penalty, subject to minimum notice and minimum prepayment or reduction requirements, as the case may be; provided, that voluntary prepayments of LIBOR-based loans made on a date other than the last day of an interest period applicable thereto shall be subject to the payment of customary breakage costs if any apply. All commitment reductions to the Revolving Loan Facility shall be permanent.

HAWKINS, INC.	CONFIDENTIAL INFORMATION
SUMMARY OF TERMS AND CONDITIONS
NOVEMBER 20, 2015

Yield Protections/ Change in Capital Adequacy Regulations:	The definitive Loan Documents shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, liquidity, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including the Administrative Agent’s customary Dodd-Frank, Basel III and tax provisions) and (b) indemnifying the Lenders for customary breakage costs incurred in connection with, among other things, any prepayment of a LIBOR-based loan on a day other than the last day of an interest period with respect thereto.

Defaulting Lender:	The Loan Documents will include the Administrative Agent’s customary defaulting lender provisions.

Conditions Precedent to Initial Loans under the Facilities:	Subject to the Certain Funds Provision, the initial borrowings on the Closing Date will be subject only to the conditions precedent set forth in the Commitment Letter and the following conditions:

	a)	The Borrower and the Guarantors shall have executed and delivered definitive documentation in respect of the Facilities that is acceptable to the Administrative Agent and the Lenders (the “Loan Documents”) which shall be consistent with the Certain Funds Provision in the Commitment Letter and the Fee Letter, will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default referred to in this Commitment Letter and consistent with loan documentation terms customary and usual for facilities and transactions of this type (but in no event including any conditions to borrowing not set forth herein), and shall be negotiated in good faith by the Borrower, the Administrative Agent and the Lenders (the “Documentation Principles”).

	b)	Receipt of a written opinion of the Borrower’s and the Guarantors’ counsel in form and substance acceptable to the Administrative Agent.

	c)	Receipt of such documents and certificates relating to the organization, existence, and good standing of the Borrower and the Guarantors, and the authorization of the transactions and any other legal matters relating to the Borrower, Guarantors, the Loan Documents or transactions contemplated hereby, as may be further described in the list of closing documents delivered as part of the Loan Documents.

	d)	Evidence that any credit facility currently in effect for the Borrower, Target or any of their respective subsidiaries shall have been terminated and cancelled and all indebtedness shall have been repaid (except to the extent that debt is being repaid with the loans under the Facilities pursuant to payoff letters reasonably acceptable to the Lenders) and all liens terminated.

	e)	Evidence that any liens and security interests securing the Facilities have been properly documented, recorded and perfected, and that such liens and security interests have first priority to the extent described above under the caption “Collateral” pursuant to security documents in form and substance consistent with the Documentation Principles; provided that this condition is subject to the Certain Funds Provision.

	f)	Payment of all fees and expenses due and payable on or prior to the Closing Date.

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g)

The Administrative Agent shall have received (1) pro forma financial statements giving effect to the financings described herein and the other transactions, if any, being consummated contemporaneously therewith, including, without limitation, the Closing Date Acquisition, which demonstrate, in the Lenders’ reasonable judgment, together with all other information then available to the Lenders, that the Borrower can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants contained in the credit agreement evidencing the Facilities, (2) such information as the Lenders may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) company-prepared financial statements for the fiscal period ended September 30, 2015 for the Borrower and the Target, and (iv) audited financial statements of the prior three fiscal years for the Borrower and, if available, the Target;

h)	The final terms and conditions of the Closing Date Acquisition shall have been consummated or will be consummated concurrently with the initial borrowing in accordance with the purchase agreement to be dated as of the date that the Borrower accepts the terms of the Commitment Letter and the Term Sheet (including all schedules and exhibits thereto, the “Purchase Agreement”). The Borrower shall provide to each Lender copies of all consents, amendments, waivers, supplements or other modifications of the Purchase Agreement (collectively, the “Modifications”), and each Lender shall consent to any such Modifications before any such Modifications become effective, such consent not to be unreasonably withheld, delayed or conditioned, if such Modifications are materially adverse to the Lenders, as determined by each Lender it its reasonable discretion. The Company will deliver an officer’s certificate at closing (x) confirming that there have been no modifications, alterations, amendments or other changes or supplements to the Purchase Agreement or any provisions of the Purchase Agreement has been waived or consented to, in each case, in any respect that is materially adverse to the Lenders without the consent of the Lenders not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that (i) any increase in the amount of consideration required to consummate the Closing Date Acquisition shall not be deemed to be adverse to the interests of the Lenders so long as any increase is funded by increasing the balance sheet cash contribution by the Borrower and (ii) any change to the definition of “Material Adverse Effect” in a manner favorable to the Target shall be deemed to be adverse to the interests of the Lenders), (y) attaching a certified copy of the Purchase Agreement, with all amendments, modifications, supplements and attachments and (z) confirming that the Closing Date Acquisition has been, or contemporaneously with the closing and initial funding will be, consummated in accordance with the terms of the Purchase Agreement and in compliance with applicable law and regulatory approvals. Each Lender confirms that the draft Purchase Agreement dated as of November 20, 2015 sent at 10:29 a.m. is satisfactory to such Lender. The Specified Acquisition Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects;

HAWKINS, INC.	CONFIDENTIAL INFORMATION
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	i)	Receipt of all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Closing Date Acquisition and the related financings and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Company and its subsidiaries, and no law or regulations shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect;

	j)	The delivery to the Administrative Agent of a solvency certificate for the Borrower and its subsidiaries on a consolidated basis, giving effect to the Closing Date Acquisition, in form and substance reasonably acceptable to the Administrative Agent, from the chief financial officer of the Borrower;

	k)	After giving effect to the Closing Date Acquisition, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities and (b) other indebtedness in limited amounts to be mutually agreed upon; and

	l)	The Borrower, the Target and each of the Guarantors shall have provided the documentation and other information required by each Lender to satisfy all applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, at least five (5) days prior to the Closing Date.

Conditions Precedent to all Loans after the Initial Loans:	Usual and customary for transactions of this type including, but not limited to: (1) no event of default or unmatured event of default under the Facilities and (2) all representations and warranties contained in the Loan Documents are true and correct as of the applicable borrowing date.

Representations and Warranties:	Usual and customary for transactions of this type (with exceptions and materiality standards to be agreed upon by the Borrower and the Lenders), including, without limitation: (1) existence and standing; (2) authorization and validity; (3) no conflict; government consent; (4) financial statements; (5) material adverse change; (6) taxes: (7) litigation and contingent obligations; (8) subsidiaries; (9) ERISA; (10) accuracy of information; (11) Reg U; (12) material agreements; (13) compliance with laws; (14) ownership of properties; (15) plan assets; prohibited transactions; (16) environmental matters; (17) Investment Company Act; (18) insurance; (19) solvency; (20) no event of default or unmatured event of default; (21) OFAC and anti-corruption laws; (22) subordinated indebtedness; (23) collateral.

Reporting Requirements:	Usual and customary for transactions of this type, including, without limitation:

	a)	Annual audited consolidated financial statements within 120 days after the end of each fiscal year;

	b)	Consolidated unaudited financial statements within 45 days after the close of each quarterly periods of each of the Borrower’s fiscal years, certified by the Chief Financial Officer of the Borrower;

HAWKINS, INC.	CONFIDENTIAL INFORMATION
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	c)	Annual plan and forecast (including a projected consolidated balance sheet and income statement of the Borrower and its subsidiaries) within 30 days after the beginning of the fiscal year;

	d)	Compliance certificate fully completed and signed by the Chief Financial Officer of the Borrower together with each delivery of financials;

	e)	Copies of all financial statements, reports and proxy statements furnished to the shareholders of the Borrower;

	f)	Promptly upon filing with the SEC copies of all registration and annual quarterly, monthly or other regular reports (provided that information provided in (a), (b), (e) and (f) shall be deemed delivered on the date that such information is publicly filed with the SEC); and

	g)	Any other business or financial information which may be reasonably requested by the Lenders.

Affirmative and Negative Covenants:	Usual and customary for transactions of this type, including, without limitation with customary baskets and thresholds: (1) the foregoing reporting requirements; (2) use of proceeds; (3) notice of material events; (4) conduct of business; (5) taxes; (6) insurance; (7) compliance with laws and material contractual obligations; (8) maintenance of properties; (9) books and records; inspection; (10) indebtedness; (11) merger; (12) sale of assets; (13) investments; (14) acquisitions; (15) liens; (16) transactions with affiliates; (17) restricted payments (other than as provided above under “Permitted Distributions”); (18) OFAC and anti-corruption laws; (19) guarantors and collateral; (20) payment of obligations; (21) subordinated indebtedness; (22) sale of accounts receivable; (24) sale and leaseback transactions.

Financial Covenants:	Financial covenants to include (and to be defined in a manner mutually acceptable to the Borrower and the Lenders):

	a)	Fixed Charge Coverage Ratio: The ratio of consolidated EBITDAR minus consolidated maintenance capital expenditures minus dividends and distributions made in cash minus cash taxes to consolidated interest expense plus consolidated rent expenses plus current scheduled principal payments on indebtedness, shall not be less than 1.15 to 1.0. Maintenance capital expenditures shall be defined to equal 50% of depreciation for the period of determination.

	b)	Leverage Ratio: The ratio of consolidated total funded indebtedness (measured net of domestic cash on hand in excess of $10 million and to the extent such cash does not exceed an additional $25 million) to consolidated EBITDA shall be less than 3.0 to 1.0.

Events of Default:	Usual and customary for transactions of this type (with grace periods and materiality standards to be agreed upon by the Borrower and the Lenders), including the following (in each case with respect to the Borrower and its subsidiaries): (1) breach of representation or warranty; (2) nonpayment of principal (with no grace period therefor), interest, fees or other amounts (with an agreed upon grace period therefor); (3) failure to perform or

HAWKINS, INC.	CONFIDENTIAL INFORMATION
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observe financial covenants, negative covenants or certain affirmative covenants (in each case with no grace period therefor) and any other affirmative covenants or other provisions of the credit agreement evidencing the Facilities (not otherwise covered in this list of events of default) not remedied within 30 days after the occurrence of such failure; (4) failure to pay material indebtedness when due or the occurrence of any event in respect of material indebtedness that causes or otherwise permits the acceleration of such material indebtedness; (5) bankruptcy and insolvency events of default, including the appointment of a receiver, trustee, examiner, liquidator or similar official without the Borrower’s or the applicable subsidiary’s consent (with a grace period for involuntary proceedings and the aforementioned appointments without Borrower or subsidiary consent); (6) any court, government or governmental agency condemning, seizing or taking control of, all or any material portion (as shall be defined in the Loan Documents) of the property of the Borrower and its subsidiaries; (7) monetary judgment defaults in an amount to be agreed; (8) customary ERISA defaults; (9) nonpayment of any rate management obligation; (10) change in control (which shall be defined to exclude any default that would result from any changes in the composition of the board of directors by directors that were neither nominated by the board of directors nor appointed or approved by directors so nominated); (11) the occurrence of any “default” under any Loan Document (other than the credit agreement evidencing the Facilities, to the extent covered above), subject to any grace period provided therefor in such Loan Document; (12) invalidity or unenforceability of any Loan Document (including any guaranty or collateral document); (13) failure by Borrower or its subsidiaries to take any action to create and maintain a valid and perfected first priority perfected security interest in the Collateral (except as otherwise permitted under the Loan Documents).

Assignments and Participations:	Lenders will be permitted to assign and participate the Facilities. Assignments will be in minimum amounts of $5,000,000 and assignees will be subject to the consent (such consent not to be unreasonably withheld) of the Borrower (in the absence of an event of default), the letter of credit issuing bank, the swing line lender and the Administrative Agent; provided, that the Borrower shall be deemed to have consented to any assignment if it shall not have objected thereto in writing within 5 business days after receiving notice thereof from the Administrative Agent. Assignments will be subject to the payment by the assigning Lender of a $3,500 service fee to the Administrative Agent.

Costs and Expenses:	All reasonable and documented costs and expenses of the Administrative Agent and the Arranger incurred in the due diligence, preparation, administration, and arrangement of the Loan Documents and the financings and other transactions evidenced thereby, including but not limited to, expenses of due diligence investigation, consultants’ fees, arrangement expenses, travel expenses and fees, disbursements, secured document distribution (such as DebtX), and charges of one firm of primary outside legal counsel, shall be borne by the Borrower, regardless of whether or not the Facilities close. All costs and expenses, including attorneys’ fees, of the Administrative Agent, the Arranger and the Lenders (including any letter of credit issuing banks or Swingline Lender, if applicable) in connection with the collection and enforcement of the Loan Documents (including all workouts and restructurings) also shall be borne by the Borrower.

HAWKINS, INC.	CONFIDENTIAL INFORMATION
SUMMARY OF TERMS AND CONDITIONS
NOVEMBER 20, 2015

Required Lenders:	For the purpose of amending or modifying terms and conditions of the Loan Documents (including waivers and consents), Lenders holding greater than 66 2/3% of the loans and unused commitments under the Facilities (the “Required Lenders”) shall be required to approve such an amendment or modification; provided, however, that at least 2 lenders must approve any such amendment or modification. Notwithstanding the foregoing, the consent of all of the Lenders shall be required to (i) reduce the percentage specified in the definition of Required Lenders, (ii) amend or modify the amendment section of the credit agreement evidencing the Facilities, (iii) release all or substantially all of the Collateral, and (iv) release all or substantially all of the Guarantors, and the consent of each Lender directly affected thereby shall be required to (a) extend the final maturity of any loan under the Facilities, (b) extend the expiry date of any letter of credit issued under the Revolving Loan Facility beyond the Maturity Date, (c) postpone any regularly scheduled payment of principal or forgive all or any portion of the principal amount of any loan or letter of credit reimbursement obligation, (d) reduce the rate or extend the time of payment of interest or fees, or (e) increase the amount of such Lender’s commitment(s) under the Facilities.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Arranger, each Lender (including each letter of credit issuing bank and Swingline Lender, if applicable) and their respective affiliates, and their officers, directors, employees, agents and advisors, in a manner consistent with the indemnification provisions in the Commitment Letter. This indemnification shall survive and continue for the benefit of all such persons or entities but the provisions in the Commitment Letter shall be superseded by the provisions contained in the Loan Documents.

Governing Law:	The Loan Documents shall be governed by the laws of the State of New York (without reference to conflict of law principles).

Nondisclosure by Borrower or any affiliate:	By accepting delivery of this Summary of Terms and Conditions, the Borrower hereby agrees that it will not disclose to any person any of the terms contained herein or the fact that this Summary of Terms and Conditions exists other than as provided in the Commitment Letter.

Counsel to the Administrative Agent and U.S. Bank as Arranger	Dorsey & Whitney LLP